OPTION AGREEMENT

This OPTION AGREEMENT, dated as of October 4, 2006 (the "Agreement"), is entered into by and among PATRIOT LOGISTICS, INC., an Indiana corporation ("Patriot"), US 1 INDUSTRIES, an Indiana corporation ("US 1"), and EDWIS SELPH, an individual resident of the State of Texas ("Selph").

WITNESSETH

WHEREAS, as of the date hereof, US 1 is the owner of 100 shares of common stock, no par value per share, of Patriot (the "Shares"), which Shares represent 100% of the issued and outstanding capital stock of Patriot;

WHEREAS, as an inducement for Selph's continued service to Patriot, US 1 desires to grant an exclusive option to Selph to purchase from US 1 the Shares for the purchase price and upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties agree as follows:

1.           Purchase Option.  US 1 does hereby grant Selph an option to purchase the Shares from US 1 (the "Option"), for an aggregate purchase price equal to (i) the book value as of the Closing (as defined in Section 2 hereof) of the assets used by Patriot in the conduct of its business, determined in accordance with the provisions of this Section 1, less (ii) the liabilities of Patriot as of the Closing (the "Purchase Price").

2.           Exercise of Option.  Subject to the conditions set forth below, the Option may be exercised by Selph, in whole, but not in part, at any time by Selph prior to the Termination Date by delivering to US 1 written notice of the exercise of the Option. The transfer of the Shares pursuant to the exercise of the Option (the "Closing") shall be conditioned upon the following:

(a)           Selph and US 1 shall have entered into a mutually agreeable Stock Purchase Agreement (the "Purchase Agreement"), the terms of which shall be negotiated in good faith among the parties following delivery by Selph to US 1 written notice of Selph's intention to exercise the Option. US 1 and Selph shall use their best efforts to complete and execute the Purchase Agreement, which Purchase Agreement shall set forth the terms of the transfer of the Shares, (other than the amount of the Purchase Price, which shall be as set forth in Section 1 herein), and shall include detailed covenants, representations and warranties of the parties customary for a transaction of this nature. Without limiting the foregoing, the parties hereto hereby acknowledge and agree that the Purchase Agreement shall provide for, among other things, (i) an estimation of the current liabilities of Patriot as of the Closing and a mechanism to adjust the Purchase Price subsequent to the Closing to reflect the actual current liabilities as of the Closing; and (ii) the establishment of an escrow account in an amount equal to 110% of the estimated liabilities of Patriot, which escrow account shall be used to pay the liabilities of Patriot as they come due;

(b)           US 1, Michael Kibler and Harold Antonson shall be relieved of all guarantees and letters of credit issued or caused to be issued on behalf of Patriot;

(c)           U.S. Bank National Association shall have consented to the transfer of the Shares pursuant to the terms of the Amended and Restated Credit Agreement by and among US 1, the subsidiaries of US 1 named therein and U.S. Bank National Association; and

(d)           Prior to Closing Selph shall obtain liability, cargo and general commercial liability policies for Patriot from a provider other than American Inter-Fidelity Exchange and at Closing US 1 shall cause coverage for Patriot under all existing insurance policies provided by American Inter-Fidelity Exchange to immediately cease.

3.           Termination of Option.  The Option shall terminate upon the earlier of (i) the second anniversary of the date of this Agreement, (ii) the date that is 120 days following the delivery of written notice by US 1 to Selph of US 1’s intention to sell Patriot, and (iii) US 1 entering into any agreement that if consummated would result in a Change in Control (as defined in Section 4(a) below) of US 1. (the "Termination Date")

4.           Covenants of US 1 and Patriot.

(a)           Prior to the earlier of the Closing and the Termination Date, without the prior written consent of Selph: (i) US 1 shall not transfer or enter into any agreement to transfer any of the Shares; (ii) US 1 shall not, solely with respect to Patriot, initiate, pursue encourage, or continue discussions with any third party concerning any business combination, strategic alliance, sale of all or substantially all of Patriot's assets, merger or other similar transaction with respect to Patriot as a separate operating unit; (iii) Patriot shall not issue or agree to issue any shares of common stock or other securities (whether debt or equity) of Patriot, or any rights, options or warrants directly or indirectly to purchase shares of common stock of Patriot or other securities of Patriot; (iv) US 1 and Patriot shall not amend or agree to amend the Articles of Incorporation, Bylaws or other organization documents of Patriot and (v) Patriot will be operated in the ordinary course of business consistent with past practice.

Notwithstanding anything to the contrary set forth herein, the covenants set forth above shall not in any way prohibit US 1 from initiating, pursuing, encouraging, or continuing discussions with any third party, or entering into any transaction with a third party that would result in a Change in Control of US 1. As used herein, "Change in Control" shall mean (i) the direct or indirect disposition of substantially all the assets of US 1 (whether by sale, lease, transfer, conveyance or other disposition), in one or a series of related transactions to any person or (ii) the consummation of any transaction or series of related transactions (including any merger or consolidation) resulting in any person (other than Messrs. Kibler and Antonson and their respective affiliates) becoming the beneficial owner (as determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the voting stock of US 1.

(b)           Prior to the Termination Date, Patriot shall provide Selph and his representatives reasonable access to Patriot's financial information, operating information, offices, corporate records, legal agreements and any other information reasonably requested by Se1ph in connection with his exercise of the Option and the negotiation of the Purchase Agreement.

5.           Default.  Patriot and US 1 acknowledge and agree that a breach of this Agreement would cause irreparable damage to Selph and that Selph will not have an adequate remedy at law. Therefore, the obligations of Patriot and US 1 under this Agreement, including US 1's obligation to sell the Shares to Selph upon exercise of the Option, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.

6.           Fees and Expenses.  Except as otherwise expressly provided herein, each party hereto shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated by this Agreement, including the negotiation and execution of the Purchase Agreement.

7.           Confidentiality.  No public announcement regarding any of the transactions contemplated by this Agreement will be made by any party hereto without the consent of all other parties hereto, except to the extent required under applicable law.

8.           Miscellaneous.

(a)           Counterparts.  This Agreement may be executed in counterparts and by different parties on different counterparts with the same effect as if the signatures thereto were on the same instrument. This Agreement shall be effective and binding upon all parties hereto as of the date when all parties have executed a counterpart of this Agreement. This Agreement may also be executed by facsimile signatures, which shall be deemed original signatures for purposes of execution of this Agreement.

(b)           Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given, when received, if delivered by hand, telegram, telex or telecopy, and, when deposited, if placed in the mails for delivery by certified mail, return receipt requested, postage prepaid, addressed to the appropriate party at his or its address set forth below (which addresses may be changed by written notice given pursuant to this Section; however, any such notice shall not be effective, if mailed, until three working days after depositing in the mails or when actually received, whichever occurs first):

If to Patriot or US 1:	US 1 Industries, Inc. 336 W. US Highway 30 Valparaiso, Indiana 46385 Attention: Michael E. Kibler Fax: (219) 476-1327

with a copy to:	Troutman Sanders LLP 600 Peachtree Street, N.E. Suite 5200 Atlanta, Georgia 30308-2216 Attention: Brink Dickerson, Esq. ‘ Fax: (404) 962-6743

If to Selph:

with a copy to:

(c)           Successors and Assigns.  Neither this Agreement nor the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

(d)           Entire Agreement.  This Agreement represents the only agreement among the parties concerning the subject matter hereof and supersedes all prior agreements whether written or oral, relating thereto.

(e)           Modification and Waiver.  No purported amendment, modification or waiver of any provision hereof shall be binding unless set forth in a written document signed by all parties (in the case of amendments or modifications) or by the party to be charged thereby (in the case of waivers). Any waiver shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term hereof or of the same circumstance or event upon any recurrence thereof.

(f)           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Indiana without regard to conflict of laws principles. The parties agree that any disputes arising out of this Agreement shall be resolved in a court in Porter County, Indiana. Further, the parties agree that said court shall have both personal and subject matter jurisdiction over any such disputes.

(g)           Cumulative Remedies.  All rights and remedies of the parties hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

IN WITNESS WHEREOF, the undersigned have executed, or have caused their respective duly authorized representatives to execute, this Agreement as of the date first written above.

PATRIOT LOGISTICS, INC.

By:	/s/ Harold Antonson
Name:	Harold Antonson
Title:	Secretary

US 1 INDUSTRIES, INC.

By:	/s/ Harold Antonson
Name:	Harold Antonson
Title:	CFO

/s/ Edwis Selph
Edwis Selph

It is hereby mutually agreed that the option agreement dated as of October4, 2006 between Patriot Logistics, Inc., US 1 Industries, Inc., and Edwis Selph is amended as follows:

Paragraph 3.  Termination of Option.  The first sentence which agrees to termination on the second anniversary of the date of this agreement, is hereby changed to the third anniversary.

PATRIOT LOGISTICS, INC.

By:	/s/ Harold Antonson	Date	11-16-07

Name:	Harold Antonson

Title:	CFO

US 1 INDUSTRIES, INC.

By:	/s/ Harold Antonson	Date	11-16-07

Name:	Harold Antonson

Title:	Treasurer

/s/ Edwis Selph		Date	11-15-07
Edwis Selph

It is hereby mutually agreed that the option agreement dated as of October4, 2006 between Patriot Logistics, Inc., US 1 Industries, Inc., US 1 Industries, and Edwis Selph is amended as follows:

Paragraph 3.  Termination of Option.  The first sentence which agrees to termination on the second anniversary of the date of this agreement, is hereby changed to the third anniversary.

PATRIOT LOGISTICS, INC.

By:	/s/ Harold Antonson	Date	11-16-07

Name:	Harold Antonson

Title:	CFO

US 1 INDUSTRIES, INC.

By:	/s/ Harold Antonson	Date	11-16-07

Name:	Harold Antonson

Title:	Treasurer

/s/ Edwis Selph		Date	11-15-07
Edwis Selph

It is hereby mutually agreed that the option agreement dated as of October4, 2006 between Patriot Logistics, Inc., US1 Industries, Inc. and Edwis Selph is amended as follows:

Paragraph 3.  Termination of Option.  The first sentence which agrees to termination on the second anniversary of the date of this agreement is hereby changed to the fourth anniversary.

PATRIOT LOGISTICS, INC.

By:	/s/ Harold Antonson	Date	3/8/10

Name:	Harold Antonson

Title:	CFO

US 1 INDUSTRIES, INC.

By:	/s/ Harold Antonson	Date	3/8/10

Name:	Harold Antonson

Title:	CFO

/s/ Edwis Selph		Date	3/8/10
Edwis Selph Sr.

It is hereby mutually agreed that the option agreement dated as of October4, 2006 between Patriot Logistics, Inc., US1 Industries, Inc., and Edwis Selph is amended as follows:

Paragraph 3.  Termination of Option.  The first sentence which agrees to termination on the second anniversary of the date of this agreement is hereby changed to the sixth anniversary.

Paragraph 1.  Purchase Option.  The purchase price shall be increased by the amount of any notes due US1 by Edwis Selph not already reflected on Patriots Balance Sheet.  The purchase price shall also be increased by the extent to which earnings before interest, taxes, and depreciation have been less than the agreed upon 2.7% which is not reflected in any note.

Paragraph 4.  Covenants of US1 and Patriot.  All parties agree that the organizational structure of Patriot may be changed from a Corporation to an LLC and permission to make such change is hereby granted.

Patriot Logistics, Inc.

By:	/s/ Edwis Selph 12-28-10

Name:	Edwis Selph

Title:	President

US1 Industries, Inc.

By:	/s/ Harold Antonson

Name:	Harold Antonson

Title:	CFO

/s/ Edwis Selph, Sr. 12-28-10
Edwis Selph, Sr.

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